Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 16, 2015, with respect to the financial statements of Iveda Solutions, Inc., for the year ended December 31, 2014 on Form S-1 to be filed on or about March 16, 2015. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ AWC (CPA) Limited

AWC (CPA) Limited

Hong Kong

Dated: March 16, 2015